Exhibit 5.2

October 24, 2017

Techpoint, Inc.

2550 N. First Street, #550

San Jose, California 95131

Registration Statement on Form S-8

Ladies and Gentlemen:

We have been acting as legal advisers as to the laws of Japan to Techpoint, Inc. (the “Company”) in connection with the creation of Japanese depositary shares (Yuukashouken Shintaku Jueki Shouken, the “JDSs”), issuable (i) pursuant to the Company’s 2017 Stock Incentive Plan and (ii) upon exchange of shares of the Company’s common stock issuable pursuant to the Company’s 2012 Stock Incentive Plan.

As such legal advisers, we have been asked to render our opinions as to a certain legal matter. For such purpose, we have examined, inter alia, the following documents:

(i)	a draft of the Registration Statement on Form S-8 to be filed by the Company on or around October 24, 2017 (the “Registration Statement”) as of October 23, 2017;
(ii)

a copy of the Listed Foreign Stock Trust Beneficiary Interest Beneficiary Certificate Issuance Trust Agreement and Agreement regarding Issuer (the “Trust Agreement”) dated on August 31, 2017 among the Company, Mizuho Securities Co., Ltd. (“Mizuho”) and Mitsubishi UFJ Trust and Banking Corporation and The Master Trust Bank of Japan, Ltd. (the “Trustees”), the form of which is appearing as Exhibit 4.3 to the registration statement on Form S-1 (Registration No. 333-219992) (the “Registrant’s Form S-1”);

(iii)	a stamped copy of the Amended and Restated Certificate of Incorporation and an executed copy of the Amended and Restated Bylaws of the Company;
(iv)	the Company’s 2012 Stock Incentive Plan and forms of agreement thereunder, which is appearing as Exhibit 10.2 to the Registrant’s Form S-1;
(v)	the Company’s 2017 Stock Incentive Plan and forms of agreement thereunder, which is appearing as Exhibit 10.3 to the Registrant’s Form S-1; and
(vi)	extracted copies of the minutes of the meetings of the Board of Directors of the Company held on August 30, 2017, September 8, 2017 and September 18, 2017.

We have also examined such other certificates, corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter set forth.

For the purposes of rendering this opinion letter, we have assumed without independently verifying:

(A)

that the legal capacity of all natural person-signatories, the genuineness of all seal impressions and signatures on records, documents, instruments and certificates that we have examined, and the authenticity and completeness of all records, documents, instruments and certificates submitted to us as originals and the conformity to complete original documents of all documents submitted to us as copies, having relied as to factual matters upon such documents;

and that the above documents are, where appropriate, executed in the form or substantially in the form of the copies examined by us;
(B)

that at all times relevant to the opinions expressed herein, each of the parties to the Trust Agreement has been validly existing and in good standing (where such concept is recognized) and has full power and authority (corporate or otherwise) to execute, deliver and perform the Trust Agreement and such other agreements and documents;

(C)

that the execution, delivery and performance of the Trust Agreement by each of the parties thereto have been duly authorized by all its necessary corporate actions and do not contravene its constitutional documents or any law, rule, or regulation applicable to such party; and that the Trust Agreement have been duly executed and delivered by each of the parties thereto and constitute valid and legally binding obligations of the parties thereto enforceable against them in accordance with these terms;

(D)

that the JDSs will have been duly deposited with the Custodian (defined in the Trust Agreement) under and in accordance with the terms of the Trust Agreement and all applicable laws and regulations; and

(E)	that the choice of Japanese law contained in the Trust Agreement is legal and valid under the laws of the United States and the State of Delaware.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and on the basis of the foregoing and subject to the qualifications set out below, we are of the opinion that the JDSs covered by the Registration Statement, when issued in accordance with the terms of the Trust Agreement, will entitle the registered holders thereof to the rights in accordance with the Trust Agreement.

The foregoing opinions are subject to the following qualifications.

(1)

In this opinion letter, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

(2)

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the Trust Agreement and other agreements and documents examined in connection with this opinion letter except as expressly opined herein.

(3)

The legality, validity, binding nature and enforceability of the Trust Agreement and other agreement and documents, as the case may be, may be limited by the application of bankruptcy, insolvency, reorganization, civil rehabilitation, fraudulent conveyance and other similar laws relating to or affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(4)	The Company, Mizuho and the Trustees have complied and will comply with the provisions of the Trust Agreement.
(5)	The above opinions do not cover any matters relating to tax law.
(6)

The legality, validity, binding nature and enforceability of the Trust Agreement and other agreements and documents are subject to, and may be limited by, statutes of limitation, court procedures and the full discretion of the courts to consider the public order and good morals doctrine as provided in Article 90 of the Civil Code of Japan (the “Civil Code”), general principles of good faith and sincerity and the obligation to act in a reasonable manner as provided in Article 1, Paragraph 2 of the Civil Code, and the abuse of rights doctrine as provided in Article 1, Paragraph 3 of the Civil Code and the public order and good morals doctrine as provided in Article 42 of the General Act concerning Application of Acts of Japan.
(7)	Japanese courts may not give full effect to an indemnity for legal costs and for currency indemnification.
(8)

We express no opinion with respect to the availability of specific performance or injunctive relief or any provisional remedy. For the purpose of this opinion letter, an obligation is “enforceable” against the obligor if the obligee is at least entitled to a judgment of a Japanese court which orders the obligor to pay to the obligee compensation for damages suffered by the obligee as a result of the obligor’s breach of such obligation.

(9)	We express no opinion as to whether or not there exists reciprocity as to the recognition by a Delaware Court of a final judgment obtained in a Japanese court.
(10)

A determination or certificate as to any matter provided for in the Trust Agreement and other agreements and documents to be final, conclusive or binding may be held not to be final, conclusive or binding if such determination or certificate could be shown to have an incorrect or arbitrary basis or not to have been made or given in good faith, and where any party to the Trust Agreement and other agreements and documents is vested with any discretion or may determine any matter in its opinion, courts in Japan may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds.

(11)

We are attorneys licensed to practice law in Japan and have acted in such capacity only, and we do not purport to be expert as to the laws of any jurisdiction other than Japan; accordingly, the opinions expressed above are limited to the laws of Japan and we neither express nor imply any view or opinion with regard to the laws of any jurisdiction other than Japan. In rendering the above opinion, with respect to all matters of the federal laws of the United States or the laws of the State of Delaware we have relied upon the opinions of Pillsbury Winthrop Shaw Pittman LLP, the U.S. counsel for the Company.

(12)	The opinions expressed above are given as of the date hereof, and no obligation is undertaken by us to advise you of any changes in any matters set forth herein after the date hereof.

This opinion letter is solely for the benefit of the Company in connection with the transaction described in the first paragraph above and may not be quoted or relied upon by, nor may copies of this opinion letter be delivered to, any other person, nor may this opinion letter be relied upon by the Company for any other purpose, without our prior express written permission. However, we hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

MORI HAMADA & MATSUMOTO

By:	/s/ Katsumasa Suzuki
Katsumasa Suzuki